INTERNATIONAL GAME TECHNOLOGY PLC EXECUTIVE COMPENSATION RECOUPMENT POLICY

1 INTERNATIONAL GAME TECHNOLOGY PLC EXECUTIVE COMPENSATION RECOUPMENT POLICY Adopted by the Board of Directors on 26 October 20231 PURPOSE The Board of Directors (the “Board”) of International Game Technology PLC (“IGT” or the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Executive Compensation Recoupment Policy (the “Policy”), which provides for the recoupment of certain executive compensation in accordance with Rule 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (the “Rule”) and the listing standards adopted by the New York Stock Exchange (“NYSE”) implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and, to the extent this Policy is in any manner deemed inconsistent with the Rule or the NYSE listing standards, this Policy shall be treated as retroactively amended to be compliant with the Rule and the NYSE listing standards. ADMINISTRATION This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). Any determinations made by the Compensation Committee shall be final and binding on all affected individuals. SCOPE This Policy applies to the Company’s current and former employees at the Senior Vice President- level and more senior positions, and such other executives/employees who may from time to time be deemed subject to the Policy by the Compensation Committee (“Covered Executives”)2. DEFINITIONS “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures and include, but are not limited to: • Company share price; • Total shareholder return; • Revenues; • Net income; • Operating income; • Profitability of one or more reportable segments; 1 This Policy applies to compensation Awarded on or after 2 October 2023. 2 As defined in the Policy, Covered Executives includes “executive officers” as defined under Rule 10D-1 of the Exchange Act.

2 • Earnings before interest, taxes, depreciation and amortization (EBITDA); • Net debt; • Funds from operations; • Free cash flow; • Capital expenditures; • Liquidity measures (such as working capital or operating cash flow); • Return measures (such as return on invested capital or return on assets); • Earnings measures (such as earnings per share); and • Any financial ratios (such as Net Debt/Adjusted EBITDA). “Incentive Compensation” includes, but is not limited to, any of the following, provided that such compensation is granted, earned or vested based wholly or in part (together, “Awarded”) on the attainment of a Financial Reporting Measure: • Annual bonuses and other short- and long-term cash incentives; • Share options; • Share appreciation rights; • Restricted shares; • Restricted share units; • Performance shares; and • Performance share units. Compensation Awarded based solely upon the occurrence of non-financial events, such as base salary, restricted shares or share options with time-based vesting only, or discretionary bonuses not based on the attainment of any financial measure, is not subject to this Policy. POLICY 1. RECOUPMENT OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION Accounting Restatement In accordance with the Rule, this Policy will be triggered in the event that IGT is required to prepare an Accounting Restatement under U.S. Generally Accepted Accounting Principles, International Financial Reporting Standards or any other applicable laws (an “Accounting Restatement”) that: (i) corrects an error to previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R Restatement”); or (ii) corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r Restatement”).

3 Should IGT be required to prepare an Accounting Restatement, the Compensation Committee will pursue, as promptly as reasonable possible, reimbursement or forfeiture of any excess Incentive Compensation Awarded to any Covered Executive (calculated in accordance with Section 3 below) during the three (3) completed fiscal years immediately preceding the earlier to occur of: (i) the date the Board or a Board committee (or authorized officers of the Company if Board or Committee action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator, independent registered public accounting firm or other legally authorized body directs the Company to prepare an Accounting Restatement (the “Recovery Period”). Fraud or Misconduct Should IGT detect instances of fraud or misconduct determined to be significant by the Compensation Committee but such fraud or misconduct does not otherwise give rise to any Accounting Restatement (“Fraud or Misconduct”), the Compensation Committee may, in its sole discretion, pursue reimbursement or forfeiture of any excess Incentive Compensation Awarded to any participating, implicated or associated Covered Executive during the three (3) completed fiscal years immediately preceding the date that the Company notified the concerned Covered Executives of the excess Incentive Compensation paid as a result of that Fraud or Misconduct. 2. EXCEPTIONS TO RECOVERY In accordance with the Rule and NYSE listing standards, IGT shall recover any excess Incentive Compensation in the event of an Accounting Restatement unless the Compensation Committee determines that: (i) the direct costs of enforcing recovery (e.g. expenses paid to a third party to assist in enforcing the Policy, such as reasonable legal expenses) would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously Awarded Incentive- Based Compensation and providing corresponding documentation of such attempt to the NYSE); (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13)3 or 26 U.S.C. 411(a)4 and regulations thereunder; and (iii) recovery would violate the laws of England and Wales or any other applicable home country law, in either case adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to the NYSE. 3 26 U.S.C. 401(a)(13) is a provision of the federal tax law that outlines the requirements for a retirement plan to be considered a qualified plan, which means it is eligible to receive tax benefits. The section requires that a qualified plan provides a vesting schedule for employer contributions, meaning that employees have a right to retain a certain percentage of employer contributions, even if they leave the company before retirement. Additionally, the plan must comply with non-discrimination rules to ensure that it does not unfairly benefit highly compensated employees over lower-paid employees, and the IRS establishes limits on contributions and benefits. 4 26 U.S.C. 411(a) is a provision of federal tax law that establishes the vesting requirements for employer- sponsored retirement plans. This section mandates that employees have a legally enforceable right to keep the retirement benefits that their employer has contributed on their behalf, even if they leave the company before retirement.

4 3. CALCULATING THE AMOUNT OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION SUBJECT TO RECOVERY Accounting Restatement In the event of an Accounting Restatement, the Compensation Committee will seek to recover, as promptly as reasonably practicable, the amount of Incentive Compensation Awarded to the Covered Executive during the Recovery Period that exceeds the amount of Incentive Compensation that otherwise would have been Awarded had it been calculated based on the restated financial results and/or Financial Reporting Measures. This amount shall be calculated without regard to any taxes paid. For Incentive Compensation based on share price or total shareholder return, where the amount of erroneously Awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, then the Compensation Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Accounting Restatement on the share price or total shareholder return upon which the Incentive Compensation was Awarded to the Covered Executive, and the Company shall document the determination of that estimate and provide it to the NYSE. Incentive Compensation is considered to have been Awarded to a Covered Executive in the fiscal year during which the applicable Financial Reporting Measure was attained or purportedly attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period. Fraud or Misconduct Should IGT determine that Fraud or Misconduct has occurred, the Compensation Committee may, in its sole discretion, seek to recover the amount of Incentive Compensation Awarded that exceeds the amount of Incentive Compensation that otherwise would have been Awarded by considering the effects of that Fraud or Misconduct on the Financial Reporting Measures tied to the Incentive Compensation and any other information deemed relevant by the Compensation Committee in making this determination. This amount shall be calculated without regard to any taxes paid. Undetermined Amount If the Compensation Committee cannot determine the amount of excess Incentive Compensation Awarded to the Covered Executive directly from the information in the Accounting Restatement or uncovered by the Company’s investigation into the impact of Fraud or Misconduct, then the Compensation Committee will make a determination based on a reasonable estimate of the effect of the Accounting Restatement or of Fraud or Misconduct on the Financial Reporting Measure(s) upon which such Incentive Compensation was Awarded, and the Company shall document the determination of that estimate and provide it to the NYSE to the extent required by the Rule. 4. METHOD OF RECOUPMENT The Compensation Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include in whole or in part, without limitation: (a) Requiring reimbursement of cash Incentive Compensation previously paid;

5 (b) Seeking recovery of any gain realized on or since the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (c) Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) Making a deduction from the Covered Executive’s salary; (e) Requiring the Covered Executive to transfer back to the Company any shares received pursuant to an award; (f) Cancelling, or reducing the number of shares subject to, or the value of, outstanding vested or unvested equity awards; and/or (g) Taking any other remedial and recovery action permitted by law. Before determining whether to pursue recovery, the Compensation Committee shall provide written notice to the applicable Covered Executive and the opportunity to be heard. The Compensation Committee may, to the extent permitted by applicable law, consider the tax impact to the applicable Covered Executive in determining the method for recouping Incentive Compensation hereunder. Covered Executives shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Policy, and the Company shall have no obligation to administer the Policy in a manner that avoids or minimizes any such tax consequences. 5. NO INDEMNIFICATION The Company shall not indemnify any Covered Executive against the loss of any erroneously Awarded Incentive Compensation, including, without limitation, by paying or reimbursing the Covered Executive for premiums on any insurance policy covering any potential losses. 6. INTERPRETATION The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of the Rule, NYSE listing standards and any other applicable rules adopted by the U.S. Securities and Exchange Commission and the listing standards adopted by any national securities exchange on which the Company's securities are listed. 7. EFFECTIVE DATE This Policy was adopted by the Board on 26 October 2023 and shall apply to Incentive Compensation that Awarded on or after 2 October 2023 (the “Effective Date”). The previous Policy approved by the Board on 4 November 2021 applies to Incentive compensation Awarded before the Effective Date. 8. AMENDMENT; TERMINATION The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with any rules or standards adopted by a national securities exchange on which the Company's securities are listed. The Board may terminate this Policy at any time.

6 9. OTHER RECOUPMENT RIGHTS The Board intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement or similar agreement entered on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to acknowledge and/or agree to the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company. Without limiting the foregoing, the provisions of this Policy and any rights of recoupment hereunder are in addition to (and not in lieu of) any rights to repayment the Company may have or ultimately receive under Section 304 of the Sarbanes-Oxley Act of 2002 (applicable to the Chief Executive Officer and Chief Financial Officer only) and other applicable laws. 10. SUCCESSORS This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.